[ARTICLE]
[LEGEND] EXHIBIT 10.30 TO 1994 10-K

          THIS AGREEMENT is made and entered into as of this 20th day of February, 1995 between Costa Mesa Resources, Inc. ("Costa Mesa"), a corporation organized and existing under the laws of the State of Delaware, and Liberty Equipment Investors L.P. - 1984 ("Liberty"), a limited partnership organized and existing under the laws of the State of Delaware.

          WHEREAS, Costa Mesa, Liberty and Irvine Coast Magnetic Resonance Medical Group, a California general partnership consisting of professional corporations (as the successor in interest to Hutton Centre Magnetic Imaging) ("Irvine") are parties to a joint venture operating under the name of "Costa Mesa Services Group" pursuant to an agreement dated as of the 23rd day of May, 1985 (the "Joint Venture");

          WHEREAS, the Joint Venture expects to enter into an agreement (the "Asset Agreement") in the form of Exhibit A hereto providing for the sale of substantially all of its assets, including certain of the assets being sold by Liberty to Costa
Mesa pursuant hereto, to Prime Care Health Network, Inc.
("Prime"); and

          WHEREAS, Costa Mesa desires to (a) acquire Liberty's interest in the Joint Venture and the leasehold interest, leasehold improvements and equipment of Liberty, the use of which is currently contributed to the Joint Venture, and (b) to contribute the leasehold interest, the leasehold improvements and the equipment to the Joint Venture in order to enable the Joint Venture to fulfill its obligations under the Asset Agreement, and the parties desire to settle all other matters.

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereby agree to the following:

          1. Liberty hereby sells and assigns all its right, title and interest in the Joint Venture (the "Joint Venture Interest"), the leasehold interest relating to the Joint Venture's facility, the use of which is currently contributed to the Joint Venture (as set forth in that certain lease dated November 1, 1992 between Liberty and Tobishima Development Company, Inc., the "Lease"), and all equipment and leasehold improvements owned by Liberty, the use of which is currently contributed to the Joint Venture (the "Equipment and Improvements"), together in each case with all contracts, insurance policies and licenses, if any, and all obligations related thereto, whether arising prior to, on or after the date hereof (collectively, the "Interest") to Costa Mesa for an aggregate purchase price of $65,000 less any amounts received by Liberty as a return of its security deposit under the Lease. In evidence of the assignment of the Lease referenced above, Liberty will enter into an Assignment of Lease in the form annexed hereto as Attachment A, with the Joint Venture or with Prime, as Costa Mesa's designee. The parties acknowledge that all assignments are being made as an accommodation to enable the Joint Venture to meet its obligations under the Asset Agreement and that such assignments shall not be characterized as contributions to the capital of the Joint Venture or have any effect on allocations of profit or loss or on distributions made by the Joint Venture.

          2. In evidence of the assignment of the Lease, Equipment and Improvements by Costa Mesa to the Joint Venture,
Costa Mesa will enter into an Assignment Agreement, in the form annexed hereto as Attachment B, with the Joint Venture.

          3. This Agreement shall be effective upon execution of the Asset Agreement and the consideration set forth in paragraph 1 shall be paid by Costa Mesa to Liberty three days after the date on which Costa Mesa receives payment from Prime (the "Prime Payment") pursuant paragraph 1(a) of the Asset Agreement. Notwithstanding the foregoing, if (a) Prime has not arranged for an assignment of the Lease as of the date of the execution of the Asset Agreement which provides for a full release of Liberty from any obligations thereunder, or (b) the Asset Agreement is not executed on or before February 21, 1995, or (c) the Prime Payment is not received by April 1, 1995, then, in any of such events, this Agreement shall be null and void and of no further force or effect and neither party shall have any obligation to the other hereunder except that each party agrees to take all reasonable action to cause the Joint Venture to pursue its remedies against Prime. Notwithstanding the foregoing, the assignment of the Lease, the Equipment and the Improvements shall remain in full force and effect upon satisfaction of the conditions set forth in clauses (a) and (b) above, even if the condition in clause (c) is not satisfied.

          4. Each party hereby represents and warrants to the other that it has authority to enter into this Agreement; that this Agreement has been duly authorized, executed and delivered by it; and that this Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms. Liberty represents and warrants that it (a) has made no prior transfer or assignment of all or any portion of the Joint Venture Interest or of any of its rights under the Joint Venture Agreement, and (b) has incurred no obligation in the name or on behalf of the Joint Venture, except such as have been disclosed to Costa Mesa in writing or as required by the terms of the Lease. Costa Mesa represents and warrants that it has obtained, or as of the effective date hereof will have obtained, all consents and approvals as shall be necessary to consummate the transactions contemplated by this Agreement and the Asset Agreement, including without limitation, any consents of governmental or regulatory authorities, as well as Irvine and any entities doing business with the Joint Venture.

          5. Costa Mesa hereby agrees to indemnify and hold Liberty harmless from and against all past, current and future claims and liabilities of the Joint Venture or incurred by Liberty in connection with the Joint Venture or as the result of being a venturer therein or otherwise related to the Interest, including, without limitation, any obligation to restore any negative balance in its capital account, any claim or obligation related to any disputed distributions heretofore made by the Joint Venture or any obligations pursuant to the Lease or in connection with the Equipment and Improvements, except for payments under the Lease (including, without limitation, any obligation to restore the premises under the Lease to their original condition) due through the date on which the Asset Agreement is executed by Prime, which payments will be made by Liberty out of funds advanced to Liberty by Costa Mesa for this purpose. Without limitation of the foregoing, Costa Mesa will reimburse Liberty or will cause the Joint Venture to reimburse Liberty for all costs related to the Lease until such time as it is released by the landlord from all obligations under the Lease.

          6. Any notice given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally or sent by prepaid certified mail, return receipt requested, or delivered by facsimile transmission (receipt confirmed), to the addresses set forth on the signature page of this Agreement, with copies by certified mail or facsimile transmission (which copies shall not be deemed to be notice hereunder), in the case of Costa Mesa to Hutton Ingram Yuzek Gainen Carroll & Bertolotti, 250 Park Avenue, New York, New York 10177, Attn: Paulette Kendler, Telecopier No. (212) 907-9682, Brown & Wood, One World Trade Center, New York, New York 10048, Attn: Susan D. Lewis, Telecopier No. (212) 839-5599. The date of service shall be deemed to be the date on which said notice was personally delivered or delivered by facsimile transmission (receipt confirmed) or three days after posted by U.S. mail, prepaid. Either party may give written notice of a change of address, and after notice of such change has been received, any notice shall be given as above provided at such changed address.

          7. This Agreement will be governed and construed in accordance with the laws of the State of New York, without regard to its law of conflicts.

          8.   This Agreement constitutes the entire
understanding between the parties as to the subject matter hereof; all prior agreements, drafts, representations, statements, negotiations and undertakings are superseded hereby.
No amendment to this Agreement shall be effective unless it is in writing and signed by all of the parties hereto.

          9. Since it is the agreement and desire of the parties hereto that the provisions of this Agreement be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction in which enforcement is sought, should any particular provision of this Agreement be deemed invalid or unenforceable, the same shall be deemed reformed and amended to delete that portion that is adjudicated to be invalid, and the deletion shall apply only with respect to the operation of said provision and to the extent of said provision.

          10. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to be one and the same instrument.

          11. Each of the parties hereto agrees to execute and deliver such documents and instruments and to take such further actions as may be reasonably requested to effectuate the purposes of this Agreement.

          12. Each of the parties hereto will execute and Costa Mesa will cause the Joint Venture to execute and deliver to an Escrow Agent, on the date of execution of this Agreement, a release of all claims against the other, the Joint Venture, and each parent, subsidiary and other affiliate of the other, related to the ownership, management or other participation, or otherwise related in any way to, the Joint Venture, the Equipment and Improvements or the Lease, or the operation of the foregoing, as well as any claims for $497,000 asserted in a letter dated January 3, 1990 from Liberty to Medical Resources, Inc., except for claims arising out of this Agreement. Upon payment of the $65,000 pursuant to paragraph 2, the Escrow Agent shall deliver the releases to the beneficiaries thereof. If however, this Agreement is terminated, each release shall be returned by the Escrow Agent to the party who executed it.
          13. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and the respective successors of each Liberty and Costa Mesa.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed in their names.

               COSTA MESA RESOURCES, INC.


               By:___________________________
                  Name:
                  Title:
                  Address: c/o Medical Resources, Inc.
                           1339 Broad Street
                           Clifton, NJ  07013
               Telecopier No.: (201) 773-9092

               LIBERTY EQUIPMENT INVESTORS L.P. - 1984

               By:  Whitehall Partners Inc.
                    General Partner

               By:___________________________
                  Name:
                  Title:
                  Address: c/o Whitehall Partners Inc.
                           World Financial Center
                           South Tower - 14th Floor
                           New York, NY 10080-6114
               Telecopier No.: (212) 236-6587

The undersigned, Medical Resources, Inc., a Delaware corporation and the sole stockholder of Costa Mesa, hereby unconditionally guarantees the obligations of Costa Mesa pursuant to paragraph 5 of the foregoing Agreement.


               MEDICAL RESOURCES, INC.




               By:___________________________
                  Name:
                  Title:
                  Address: 1339 Broad Street
                           Clifton, NJ  07013
               Telecopier No.:  (201) 773-9092